UNITED STATES
     SECURITIES AND EXCHANGE COMMISSION
            WASHINGTON, DC 20549

               SCHEDULE 13G/A

     UNDER THE SECURITIES EXCHANGE ACT OF 1934
               (Amendment No. )

                Ashford Inc.
             (Name of Issuer)

           Common Stock, $0.001 par value
           (Title of Class of Securities)

               044104-10-7
             (CUSIP Number)

               May 5, 2023

(Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          |X|  Rule 13d  1(b)

          |  |  Rule 13d  1(c)

          |  |  Rule 13d  1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the
Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 044104-10-7

1    Name of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only).

     ZHENGXU HE

2    Check the Appropriate Box if a Member of a Group (See
Instructions)
     (a)  |  |
     (b)  |  |

3    SEC Use Only



4    Citizenship or Place of Organization
     USA

   5    Sole Voting Power
        310,000 SH

  NUMBER OF    6    Shared Voting Power
   SHARES
BENEFICIALLY        0 SH
  OWNED BY
    EACH       7    Sole Dispositive Power
  REPORTING
   PERSON           310,000 SH
    WITH:
               8    Shared Dispositive Power
                    0 SH

9    Aggregate Amount Beneficially Owned by Each Reporting
Person
     310,000 SH

10   Check Box if the Aggregate Amount in Row (9) Excludes
Certain Shares
     (See Instructions)
     |  |

11   Percent of Class Represented by Amount in Item (9)
     9.17%

12   Type of Reporting Person (See Instructions)
     OO

CUSIP No. 044104-10-7
1    Name of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only).
     Zhengxu He

2    Check the Appropriate Box if a Member of a Group (See
Instructions)
     (a)  |  |
     (b)  |  |

3    SEC Use Only

4    Citizenship or Place of Organization
     USA
               5    Sole Voting Power

                    310,000 SH


  NUMBER OF    6    Shared Voting Power
   SHARES
BENEFICIALLY        0 SH
  OWNED BY

    EACH       7    Sole Dispositive Power
  REPORTING
   PERSON           310,000 SH
WITH:
               8    Shared Dispositive Power
                    0 SH

9    Aggregate Amount Beneficially Owned by Each Reporting
Person
     310,000 SH

10   Check Box if the Aggregate Amount in Row (9) Excludes
Certain Shares
     (See Instructions)
     |  |

11   Percent of Class Represented by Amount in Item (9)
     9.17%

12   Type of Reporting Person (See Instructions)
     OO

CUSIP No. 044104-10-7
ITEM 1.
(A)   NAME OF ISSUER:
      Ashford Inc.

(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE:
      14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254

ITEM 2.
(A)   NAME OF PERSON FILING:
      ZHENGXU HE

(B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE,
RESIDENCE:
       5150 Hidalgo St.,  Houston, TX 77056

(C)   CITIZENSHIP:
      USA

(D)   TITLE OF CLASS OF SECURITIES:
      Common Units (Representing Limited Partner Interests)

(E)   CUSIP NUMBER:
      044104-10-7
ITEM 3.
      If this statement is filed pursuant to ss.240.13d  1(b),
or 240.13d
2 (b)
or (c), check whether the person filing is a:
      (a)   |  |   Broker or dealer registered under section
15 of the
Act
                  (15 U.S.C. 78o).
      (b)   |  |   Bank as defined in section 3(a)(6) of the
Act (15
U.S.C.
			78c).
      (c)   |  |   Insurance company as defined in section
3(a)(19) of
the
			Act (15 U.S.C. 78c).
      (d)   |  |   Investment company registered under section
8 of the
                  Investment Company Act of 1940 (15 U.S.C 80a
8).
      (e)   |  |   An investment adviser in accordance with
ss.240.13d
			1(b)(1)(ii)(E);
      (f)   |  |   An employee benefit plan or endowment fund
in
accordance
			with ss.240.13d  1(b)(1)(ii)(F);
      (g)   |  |   A parent holding company or control person
in
accordance
			with ss. 240.13d  1(b)(1)(ii)(G);
      (h)   |  |   A savings associations as defined in
Section 3(b) of
the
                  Federal Deposit Insurance Act (12U.S.C.
1813);
      (i)   |  |   A church plan that is excluded from the
definition of
an
                  investment company under section 3(c)(14) of
the
		    Investment Company Act of 1940 (15 U.S.C. 80a
3);
      (j)   |  |   Group, in accordance with ss.240.13d
1(b)(1)(ii)(J).


ITEM 4.  OWNERSHIP EXHIBIT A
      Provide the following information regarding the
aggregate number
and
percentage of the class of securities of the issuer identified in Item 1.
     (a)  Amount beneficially owned: 310,000 SH
     (b)  Percent of class: 9.17%
     (c)  Number of shares as to which such person has:
          (i)   Sole power to vote or to direct the vote:
310,000 SH
          (ii)  Shared power to vote or to direct the vote: 0
          (iii) Sole power to dispose or to direct the
disposition of:
310,000 SH
          (iv)  Shared power to dispose or to direct the
disposition of:
0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
ANOTHER PERSON.
          EXHIBIT A

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
WHICH
	  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
HOLDING
	  COMPANY.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
GROUP.
         EXHIBIT A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

ITEM 10.  CERTIFICATION.
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Dated: April 3, 2024
 /S/ Zhengxu He
Name: ZHENGXU HE
Title: Shareholder